UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

EBIX, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 281-2020

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Compensatory Arrangement of an Officer

On July 15, 2009 the independent directors of the Board of Directors (the “Board”) of Ebix, Inc. (“Ebix” or the “Company”) unanimously approved the recommendation of its Compensation Committee regarding changes to the compensation structure for Mr. Robin Raina, Ebix’s President and Chief Executive Officer. Specifically in this regard the independent directors of the Board unanimously approved the Company’s execution of and entry into the Acquisition Bonus Agreement (the “Agreement”) between the Company and Mr. Raina. This agreement aligns both the interests of Ebix’s shareholders and its Chief Executive Officer in a manner that incentivizes Mr. Raina to profitably grow the Company. Considering the continued healthy growth of the Company and the prevailing comparatively low P/E multiple of Ebix’s common stock, the Board evaluated the potential threat of the Company itself being an acquisition target. Consequently the Board acknowledged that Mr. Raina’s retention is critical to the future success and growth of Ebix, and as such the Board’s intention by entering into the Agreement was to ensure that Mr. Raina will be appropriately awarded for his contributions prior to an acquisition event, as well to further motivate Mr. Raina to maximize the value received by all stockholders of Ebix if the Company were to be acquired.

Under the terms of the Acquisition Bonus Agreement prior to an event by which: (a) more the 50% of the voting stock of Ebix is sold, transferred, or exchanged; (b) a merger or consolidation of the Company occurs; (c) the sale, exchange, or transfer of substantially all of the Company’s assets; or (d) the Company is acquired or dissolved, Mr. Raina shall receive in cash an amount equal to 20% of the total outstanding shares of Ebix common stock, on a fully diluted basis, prior to the occurrence of such an event less the number of shares of common stock Mr. Raina beneficially owned at that time, multiplied by the difference between the per share fair value of the net proceeds received by the Company less $23.84.

A copy of the Acquisition Bonus Agreement is attached to this Form 8-K, as Exhibit 99.1.

Item 9.01     Exhibits

99.1:	Acquisition Bonus Agreement between Ebix, Inc. and Mr. Robin Raina.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Robert Kerris

Robert Kerris
Chief Financial Officer
and Corporate Secretary

July 21, 2009

EXHIBIT INDEX

99.1:	Acquisition Bonus Agreement between Ebix, Inc. and Mr. Robin Raina.